Exhibit 99.1

Axiall Corporation Announces Closing of $688 Million Senior Notes Offering by its subsidiary Eagle Spinco Inc.

ATLANTA – January 30, 2013 – Axiall Corporation (NYSE: AXLL) (“Axiall”) today announced the closing of the previously announced private placement of $688 million in aggregate principal amount of 4.625% senior notes due 2021 (the “Notes”) by its wholly owned subsidiary Eagle Spinco Inc. (“Splitco”).

The Notes were issued by Splitco, which became a wholly owned subsidiary of Axiall following the combination of Axiall (formerly known as Georgia Gulf Corporation) and the commodity chemicals business of PPG Industries, Inc (“PPG”). As previously announced, PPG separated its commodity chemicals business and, effective January 28, 2013, merged it with a wholly owned subsidiary of Axiall. Splitco was formed to hold the commodity chemicals business.

The Notes were initially issued by Splitco to PPG as partial consideration for Splitco’s acquisition of PPG’s commodity chemicals business in the separation. Neither Axiall Corporation nor Splitco received any net proceeds from the sale of the Notes.

The offering of the Notes was made in a private transaction in reliance upon an exemption from the registration requirements of the Securities Act of 1933, only in the United States to investors who are “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act, or outside the United States to investors who are persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act, in offshore transactions in reliance upon Regulation S under the Securities Act.

The Notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. This release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company. It is an international manufacturer of chlor-alkali and derivatives, chlorovinyls and aromatics products including chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents, calcium hypochlorite, ethylene dichloride, muriatic acid, phosgene derivatives, polyvinyl chloride, vinyl compounds, acetone, cumene and phenol. It also manufactures vinyl-based building and home improvement products that are marketed under Royal Building Products and Exterior Portfolio brands, including window and door profiles, mouldings, siding, pipe and pipe fittings, and decking. Axiall, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers.

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